EXHIBIT (a)(1)(D)
TD AMERITRADE HOLDING CORPORATION
ELECTION FORM FOR
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
Before accepting this offer, please be sure you have read and understand the Offer to Amend the Exercise Price of Certain Options and related materials, which were mailed to your home on February _. 2007. These documents are also available on Athena [link].
This offer expires at 6:00 p.m. Eastern Daylight Time on March 23, 2007, unless extended.
If you participate in this offer, you must accept the offer with respect to all of the shares subject to outstanding eligible options granted to you under the Ameritrade Holding Corporation 1996 Long-term Incentive Plan.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER
AS SET FORTH IN THE OFFER DOCUMENTS.
To accept this offer, check the box next to each option grant and click on the SAVE button below. You may withdraw this election on one or both of your options by unchecking the box next to each option below and saving the panel.
YES, I accept the Offer to Amend the following eligible option(s):
          Grant Date     Number of Eligible Options     Old Exercise Price     Amended Exercise Price
☐
☐
Upon acceptance and after the expiration date, all of the applicable options will be irrevocably amended to increase the exercise price.
SAVE
Submission via Fax or Hand Delivery: You may also print this page, sign where indicated below and submit this election form via fax to the Human Resources Department at (402) 872-8321 or by hand delivering it to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127.
If faxing or hand delivering your acceptance, please sign and date this election form below:

Employee Signature

Employee Name (Please print)	Corporate Email Address (If none, state other e-mail address at which you can be contacted)	Date and Time
RETURN BEFORE 6:00 P.M., EASTERN DAYLIGHT TIME, ON MARCH 23, 2007 VIA FAX TO THE HUMAN RESOURCES DEPARTMENT AT (402) 827-8921, HAND DELIVER THE ELECTION FORM TO THE HUMAN RESOURCES DEPARTMENT AT TD AMERITRADE HOLDING CORPORATION, 4211 S. 102nd STREET, OMAHA, NEBRASKA 68127, OR SUBMIT ONLINE VIA PEOPLESOFT AT HTTPS://PS.AMERITRADE/COM.

TD AMERITRADE HOLDING CORPORATION
OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form.
     A properly completed and signed original of this election form (or a facsimile of it) must be received by the Human Resources Department via fax at (402) 827-8921, hand delivered to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submitted online via PeolpeSoft, accessible at https://ps.ameritrade.com, before 6:00 p.m., Eastern Daylight Time, on March 23, 2007 (referred to as the expiration date).
     The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by the Human Resources Department or properly submitted via PeopleSoft. You may fax your election form to the Human Resources Department at (402) 827-8921, hand deliver it to the Human Resources Department at 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit it online via PeopleSoft accessible at https://ps.ameritrade.com. In all cases, you should allow sufficient time to ensure timely delivery. TD AMERITRADE intends to confirm the receipt of your election form by e-mail within two business days. Only responses that are complete, signed and actually received by the Human Resources Department or properly submitted via PeopleSoft by the deadline will be accepted. Responses may only be submitted via fax, hand delivery, or online via PeopleSoft. Responses submitted by any other means, including e-mail, are not permitted.
     Human Resources Department’s receipt of your election form or its submission via PeopleSoft is not by itself an acceptance of your options for amendment. For purposes of the offer, we will be deemed to have accepted options for exchange with respect to which valid elections have been made and not properly withdrawn by you as of when we give oral or written notice to the option holders generally of our acceptance of such options, which notice may be made by an e-mail or other method of communication.
     TD AMERITRADE will not accept any alternative, conditional or contingent elections. Your options that are accepted will be amended on the same day as the expiration of the offer, which is scheduled to be March 23, 2007.
2. Withdrawal.
     If you have previously elected to accept this offer with respect to your options, you may withdraw that election with respect to some or all of the options with respect to which you have chosen to accept this offer at any time before the expiration date, which is expected to be 6:00 p.m., Eastern Daylight Time, on March 23, 2007. If we extend the offer, you may withdraw your options at any time until the extended expiration date.
     In addition, although we intend to accept all options with respect to which valid elections have been made promptly after the expiration of this offer, if we have not accepted your options by 10:00 p.m., Eastern Daylight Time, on April 20, 2007, you may withdraw your options at any time thereafter.

     To validly withdraw some or all of the options with respect to which you have previously chosen to accept this offer, you must deliver to the Human Resources Department via fax to (402) 827-8921, hand deliver the withdrawal form to the Human Resources Department at TD AMERITRADE Holding Corporation, 4211 S. 102nd Street, Omaha, Nebraska 68127, or submit it online via PeopleSoft accessible at https://ps.ameritrade.com, in accordance with the procedures listed in Section 5 in the Offer to Amend, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options (before the expiration date). You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. Any options you do not withdraw will remain bound pursuant to your prior election form. Human Resources Department must receive the properly completed and signed withdrawal form before the expiration date. The expiration date will be 6:00 p.m., Eastern Daylight Time, on March 23, 2007, unless we extend the offer.
3. Elections.
     If you intend to accept the offer with respect to an eligible option grant, you must accept the offer with respect to all of the shares subject to the option grant, except as noted herein. You may not pick and choose which of the shares subject to an eligible option grant with which you choose to accept this offer. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.
4. Signatures on this Election Form.
     If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to TD AMERITRADE of the authority of that person to act in that capacity must be submitted with this election form.
5. Other Information on This Election Form.
     In addition to signing this election form and inserting the option identification number and option date of grant from your individualized Election Form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.
6. Requests for Assistance or Additional Copies.
     You should direct questions about the terms of this offer or the tax consequences affecting your options, your election form or any requests for additional copies of the Offer to Amend to your Human Resources Relationship Manager or to the Human Resources Associate Resource Center by calling (866) 373-3872.
     Copies will be furnished promptly at the expense of TD AMERITRADE Holding Corporation

7. Irregularities.
     We will reasonably resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options with respect to which elections have been made that we reasonably determine are not in appropriate form or that we reasonably determine are unlawful to accept. We will accept all options with respect to which proper elections are made that are not validly withdrawn by you. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The election form together with all other required documents must be received by the Human Resources Department, before 6:00 p.m., Eastern Daylight Time, on March 23, 2007.
8. Additional Documents to Read.
     You should be sure to read the offer and all documents referenced therein before deciding to participate in the offer.
9. Important Tax Information.
     You should refer to Section 14 of the Offer to Amend and Schedule C of the Offer to Amend, if applicable, which contain important U.S. and non-U.S. federal income tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.